EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Cascade Microtech, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-121964 and 333-145353), and Form S-3 (No. 333-145349) of Cascade Microtech, Inc. of our reports dated March 17, 2008, relating to the consolidated balance sheets of Cascade Microtech, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Cascade Microtech, Inc., Inc. Our report refers to a change in the method of accounting for shared-based payment awards effective January 1, 2006.

Our report dated March 17, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states Cascade Microtech, Inc. acquired Gryphics, Inc. and Cascade Microtech GmbH during 2007, and management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, Gryphics, Inc.’s and Cascade Microtech GmbH’s internal control over financial reporting associated with total assets of $34,027,000 and total revenues of $4,304,000 included in the consolidated financial statements of Cascade Microtech, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Cascade Microtech, Inc. also excluded an evaluation of the internal control over financial reporting of Gryphics, Inc. and Cascade Microtech GmbH.

/s/ KPMG LLP

Portland, Oregon

March 17, 2008